FOR FURTHER INFORMATION:

AT TEKNOWLEDGE

Dennis Bugbee
Vice President of Finance and CFO
Ph: 650- 424-0500
dbugbee@teknowledge.com

Teknowledge Receives Nasdaq Delisting Notification

PALO ALTO, Calif.[October 19, 2005] On October 18, 2005, Teknowledge Corporation (the “Company”) received notice that The Nasdaq Stock Market, Inc. (“Nasdaq”) and the Nasdaq Listing Qualifications Hearings Panel (the “Panel”) have determined to delist the Company’s common stock from the Nasdaq SmallCap Market effective at the opening of business on Thursday, October 20, 2005. The Panel informed the Company that the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have (i) a minimum of $2.5 million in stockholders’ equity, (ii) market value of listed securities of $35 million, or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company previously announced on August 5, 2005 that Teknowledge was granted an extension by the Panel to comply with the rule by September 30, 2005. The Company requested a second extension, but the Panel did not extend the compliance time. The Company will file an appeal within fifteen days of the notice, but the appeal will not prevent the scheduled delisting.

The Company quotations for its common stock will move to the Pink Sheets quotation service for at least thirty days, after which time it may qualify for listing in the OTC Bulletin Board (OTCBB) quotation service.

Effective with the open of business on Thursday, October 20, 2005, the trading symbol for Teknowledge securities will be changed from “TEKCC” on the Nasdaq SmallCap Market to “TEKC” in the OTC market.

About Teknowledge Corporation

Teknowledge [TEKCC] delivers innovative software and services to transform data into value. It provides integration services for financial institutions, and is a contractor for government R&D in network security, Web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including six active software patents.

Forward looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sale and income growth. These forward-looking statements may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, uncertainties in product demand, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company’s most recent annual report on Form 10-KSB and its other filings with the Securities and Exchange Commission.